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                                                                    EXHIBIT 99.1

                                                        Investor Inquiries:
                                                        Gregory C. Thompson
                                                        (440) 329-6111


INVACARE CORPORATION ANNOUNCES CLOSING OF REFINANCING TRANSACTIONS

ELYRIA, OHIO -- (FEBRUARY 12, 2007) -- Invacare Corporation (NYSE: IVC) ("Invacare" or the "Company") announced today the completion of its previously announced refinancing transactions. The new financing program provides the Company with total capacity of approximately $710 million, the net proceeds of which have been used to refinance substantially all of the Company's existing indebtedness and pay related fees and expenses.

As part of the financing, the Company entered into a $400 million senior secured credit facility consisting of a $250 million term loan facility and a $150 million revolving credit facility. The Company's obligations under the new senior secured credit facility are secured by substantially all of the Company's assets and are guaranteed by its material domestic subsidiaries, with certain obligations also guaranteed by its material foreign subsidiaries. Borrowings under the new senior secured credit facility will generally bear interest at LIBOR plus a margin of 2.25%, including an initial facility fee of 0.50% per annum on the facility.

The Company also completed the sale of $175 million principal amount of its 9 3/4% Senior Notes due 2015 to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The notes are unsecured senior obligations of the Company guaranteed by substantially all of the Company's domestic subsidiaries, and pay interest at 9 3/4% per annum on each February 15 and August 15. The net proceeds to the Company from the offering of the notes, after deducting the initial purchasers' discount and the estimated offering expenses payable by the Company, were approximately $167 million.

Also, as part of the refinancing, the Company completed the sale of $135 million principal amount of its Convertible Senior Subordinated Debentures due 2027 to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The debentures are unsecured senior subordinated obligations of the Company guaranteed by substantially all of the Company's domestic subsidiaries, pay interest at 4.125% per annum on each February 1 and August 1, and are convertible upon satisfaction of certain conditions into cash, common shares of the Company, or a combination of cash and common shares of the Company, subject to certain conditions. The initial conversion rate is 40.3323 shares per $1,000 principal amount of debentures, which represents an initial conversion price of approximately $24.79 per share. The debentures are redeemable at the Company's option, subject to specified conditions, on or after February 6, 2012 through and including February 1, 2017, and at the Company's option after February 1, 2017. On February 1, 2017 and 2022 and upon the occurrence of certain circumstances, holders have the right to require the Company to repurchase all or some of their debentures. The net proceeds to the Company from the offering of the debentures, after deducting the initial purchasers' discount and the estimated offering expenses payable by the Company, were approximately $132.3 million.
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The notes, debentures and common shares issuable upon conversion of the debentures have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

A. Malachi Mixon, III, chairman and chief executive officer stated, "We are very pleased to have completed our refinancing program and believe that the long-term capital structure we have put in place gives us the platform to continue restructuring our business and assist us in carrying out our plans to overcome industry challenges and deliver improved operating income in 2007. We would like to thank our senior lenders, Bank of America, National City Bank and KeyBank, for their support through this refinancing."

Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,000 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate risks; changes in government and other third-party payor reimbursement levels and practices; consolidation of health care customers and our competitors; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions in our bank credit agreements or other debt instruments that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.